Exhibit 23.3

Consent of Kline & Company, Inc.

We hereby consent to (1) the use of and all references to the name of Kline & Company, Inc. (including the brand “Kline” or “Kline & Co”) in the prospectus included in the registration statement on Form F-1 of Moove Lubricants Holdings (the “Company”) and any amendments thereto (the “Registration Statement”); including, but not limited to, the use of the information supplied by us and set forth under the “Prospectus Summary,” “Presentation of Financial and Other Information,” “Industry Overview” and “Business” sections of the Registration Statement and any other sections of the Registration Statement; and (2) the filing of this consent as an exhibit to the Registration Statement by the Company for the use of our name and information cited in the above-mentioned sections of the Registration Statement.

Sincerely,

By:	/s/ Jeffrey S. Robinson
	Name:	Jeffrey S. Robinson
	Title:	CEO

October 1, 2024